Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170902) pertaining to The 401(k) Savings and Profit Plan of S&P Global Inc. and Its Subsidiaries of our report dated June 28, 2021, with respect to the financial statements and schedule of The 401(k) Savings and Profit Plan of S&P Global Inc. and Its Subsidiaries included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

New York, New York
June 28, 2021